Exhibit 99.1

NEWS RELEASE	C2011-2
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE – February 7, 2011	Page 1

DST SYSTEMS, INC. ANNOUNCES FOURTH QUARTER 2010
AND ANNUAL 2010 FINANCIAL RESULTS

KANSAS CITY, MO (February 7, 2011) – DST Systems, Inc. (NYSE: DST) reported consolidated net income attributable to DST (“DST Earnings”) of $93.3 million ($2.00 per diluted share) for the fourth quarter 2010 compared to $58.8 million ($1.18 per diluted share) for the fourth quarter 2009.  DST Earnings for the year ended December 31, 2010 were $318.5 million ($6.73 per diluted share) compared to $241.6 million ($4.84 per diluted share) for the year ended December 31, 2009.  Taking into account certain non-GAAP adjustments explained herein, consolidated DST Earnings were $49.8 million ($1.07 per diluted share) for fourth quarter 2010 compared to $45.8 million ($0.92 per diluted share) for fourth quarter 2009, and $209.6 million ($4.43 per diluted share) for the year ended December 31, 2010 compared to $179.4 million ($3.59 per diluted share) for the year ended December 31, 2009.

The diluted EPS impact of non-GAAP adjustments for fourth quarter 2010 is summarized as follows:

Reported GAAP diluted EPS	$2.00
Dividend received from a private equity investment	(0.75)
Net gain on the disposition of securities and other investments	(0.30)
Termination benefit expenses related to reductions in workforce	0.05
Net loss on repurchase of Series C convertible debentures	0.07
Adjusted Non-GAAP diluted EPS	$1.07

Fourth quarter 2010 financial and operational highlights, taking into account non-GAAP adjustments, were as follows:

•
Consolidated operating revenues (excluding out-of-pocket reimbursements) increased $25.2 million or 6.3% to $424.9 million as compared to fourth quarter 2009.  Financial Services operating revenues increased $9.2 million or 3.2% during fourth quarter 2010 as compared to the same period in 2009.  Output Solutions operating revenues increased $17.1 million or 14.6%, reflecting revenues of dsicmm Group Limited (“dsicmm”).  DST’s Innovative Output Solutions Limited (“IOS”) subsidiary completed the acquisition of dsicmm in the third quarter 2010.

•
Total mutual fund shareowner accounts serviced at December 31, 2010 decreased by 2.2 million accounts or 1.9% from September 30, 2010 to 113.7 million accounts.  Registered accounts and subaccounts serviced at December 31, 2010 were 99.4 million and 14.3 million, respectively.  Registered accounts decreased 3.6 million or 3.5% and subaccounts increased 1.4 million or 10.9% from September 30, 2010.

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•
Income from operations increased $4.5 million or 6.5% as compared to fourth quarter 2009.  Financial Services income from operations increased $8.1 million or 12.4% to $73.2 million during the quarter primarily from higher software license and healthcare processing revenues.  Output Solutions income from operations decreased $2.1 million or 80.8% during the quarter to $500,000 primarily from losses at IOS, including integration expenses and one-time charges.  The Investments and Other Segment income from operations decreased $1.3 million as compared to fourth quarter 2009, from lower operating revenues and fourth quarter 2010 real estate impairments recorded.

•
In first quarter 2010, DST began implementing a plan to reduce its workforce by approximately 7% in 2010.  The Company incurred $3.5 million of termination benefit expenses in fourth quarter 2010 as the workforce reduction plan was completed.  For the year ended December 31, 2010, the Company incurred $20.9 million of termination benefit expenses.

•	The Company received a $49.5 million cash dividend from a private equity investment on October 25, 2010. Approximately 50% of the dividend is estimated to qualify for the dividends received deduction.

•	The Company’s income tax rate was 35.7% in fourth quarter 2010 as compared to 36.5% in fourth quarter 2009.

•
On October 6, 2010, DST’s Board of Directors declared a cash dividend of $0.30 per share which was paid on November 5, 2010 to shareholders of record as of the close of business on October 21, 2010.   The aggregate amount of the dividend was approximately $13.9 million.

Debt activity during fourth quarter 2010 was as follows:

•
The Company repurchased $50.0 million of aggregate principal (includes accreted interest) of the Series C convertible debentures for $55.4 million, resulting in a pretax loss of approximately $5.4 million in fourth quarter 2010.  At December 31, 2010, the Company had approximately $94.1 million of Series C convertible debentures outstanding.

•	At December 31, 2010, the Company’s total debt outstanding was $1.2 billion, a decrease of $52.1 million as compared to September 30, 2010.

Share-related activity during fourth quarter 2010 was as follows:

•
The Company had 46.3 million shares of common stock outstanding at December 31, 2010.  During fourth quarter 2010, the Company repurchased 100,000 shares of DST common stock for $4.3 million or approximately $43.31 per share.  On December 8, 2010, the DST Board of Directors increased the share repurchase authorization by 600,990 shares.  At December 31, 2010, there were 1.0 million shares remaining under the existing share repurchase authorization plan.

•
Average diluted shares outstanding for fourth quarter 2010 were 46.7 million shares, a decrease of 200,000 shares or 0.4 % from third quarter 2010, and a decrease of 3.1 million shares or 6.2% from fourth quarter 2009.  The decrease from both third quarter 2010 and fourth quarter 2009 is attributable to share repurchases.

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•
Total stock options, restricted stock and restricted stock units (“equity units”) outstanding at December 31, 2010 were 5.7 million, of which 5.1 million were stock options, 100,000 were restricted stock and 500,000 were restricted stock units.  Equity units decreased 700,000 or 10.9% from September 30, 2010 and 1.9 million units or 25.0% from December 31, 2009.  The decrease in equity units from September 30, 2010 is from the exercise and expiration of stock options and the decrease from December 31, 2009 is attributable to the vesting of restricted stock and the exercise and expiration of stock options, partially offset by restricted stock unit grants.

Full year 2010 financial and operational highlights, taking into account non-GAAP adjustments, were as follows:

•	Diluted earnings per share increased $0.84 to $4.43, an increase of 23.4%.

•
Consolidated operating revenues were $1,640.2 million, an increase of $44.8 million or 2.8%, mostly attributable to a full year of Argus versus nine months in 2009 and the acquisition of dsicmm in third quarter 2010.

•	Consolidated income from operations was $308.5 million, an increase of $34.2 million or 12.5%, mostly attributable to higher earnings in the Financial Services Segment.

•	Completed a workforce reduction of approximately 7%.

•	Reduced the Company’s total debt outstanding by $137.5 million as compared to December 31, 2009.

•	Reduced the Company’s convertible senior debentures by $486.0 million during 2010 to $94.1 million.

•	Refinanced the Company’s $600 million revolving credit facility.

•	Placed $370 million of senior secured notes in August 2010 with an average life of eight years and a blended average interest rate of 5.06%.

•	Initiated semi-annual cash dividends which totaled $0.60 per common share in 2010.

•	Expanded the Output Solutions Segment with the acquisition of dsicmm.

•	Reduced shares outstanding by 2.9 million during 2010 to 46.3 million.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with

FOR IMMEDIATE RELEASE – February 7, 2011	Page 4

them or that are non-operational in nature.  Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items.  Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.  Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis.  The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s comparative operating performance for the periods presented.

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods.  DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures.  Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP.  Therefore, management typically uses non-GAAP measures in conjunction with GAAP results.  Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

Use of EBITDA

DST defines EBITDA as earnings from operations before interest expense, income taxes, depreciation and amortization.  DST defines EBITDA Margin as EBITDA divided by operating revenues.  These supplemental non-GAAP liquidity measures are provided in addition to, but not as a substitute for, cash flow from operations.  As a measure of liquidity, the Company believes EBITDA is useful as an indicator of its ability to generate cash flow.  EBITDA, as calculated by the Company, may not be consistent with computation of EBITDA by other companies.  Historically the Company has analyzed Output Solutions income from operations and operating margin.  The Company believes a useful measure of Output Solutions’ contribution to DST’s results is to focus on cash flow.  DST management believes EBITDA is an appropriate measure of cash flow for Output Solutions and will be a primary measurement the Company intends to review going forward.  A reconciliation of Output Solutions Segment income from operations to EBITDA is included in a schedule that accompanies this earnings release.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

Segment Results

Financial Services Segment

Operating revenues for the Financial Services Segment excluding out-of-pocket reimbursements for fourth quarter 2010 increased $9.2 million or 3.2% to $292.7 million as compared to fourth quarter

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2009, resulting from higher revenues at Argus Health Systems, DST Global Solutions, DST Health Solutions and AWD.

Argus revenues increased from higher fees per pharmacy claim paid and increased pharmacy claims related services, partially offset by lower paid claims processing volumes.  Revenues of DST Global Solutions increased from changes in foreign currency exchange rates, which increased operating revenues by approximately $1.0 million, and from higher professional service and software license revenues.  DST Health Solutions operating revenue increased from higher software license revenues, partially offset by lower demand for professional services and lower volumes of transaction processing.  AWD operating revenues increased primarily from higher software license revenue.  U.S. Investment Recordkeeping Solutions operating revenues during fourth quarter 2010 were essentially unchanged as increased revenues from higher retirement participant recordkeeping services, higher volume of subaccounts serviced and increased distribution support solutions volumes were offset by decreased shareowner processing revenues from lower levels of registered accounts.

Financial Services Segment software license fee revenues are derived principally from DST Global Solutions (investment management), DST Health Solutions (medical claims processing) and AWD (business process management - BPM).  Operating revenues include approximately $14.1 million of software license fee revenues for fourth quarter 2010, an increase of $3.7 million or 35.6% over the same period in 2009.  The increase is primarily due to higher medical claims, investment management and AWD software license revenues.  While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized.  Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Costs and expenses for fourth quarter 2010 were $208.2 million, a decrease of $100,000 from the same period in 2009.  Excluding reimbursable operating costs of $9.4 million and $12.7 million during fourth quarter 2010 and 2009, respectively, costs and expenses increased $3.2 million or 1.6% during fourth quarter 2010 to $198.8 million.  Deferred compensation costs increased $2.2 million (the effect of which is offset in other non-operating income) and foreign currency exchange effects increased costs by approximately $1.7 million.

Depreciation and amortization expense for fourth quarter 2010 was $20.7 million, a decrease of $2.1 million as compared to fourth quarter 2009.  The decrease in depreciation and amortization is primarily attributable to a $2.5 million impairment of internally developed software in 2009.

Financial Services Segment income from operations for fourth quarter 2010 totaled $73.2 million as compared to $65.1 million in fourth quarter 2009, an increase of $8.1 million or 12.4%.  Excluding the impact of the $2.2 million increase in deferred compensation costs described above, income from operations increased $10.3 million, primarily from higher software license and healthcare processing revenues.  Operating margin for fourth quarter 2010 was 25.0% as compared to 23.0% for fourth quarter 2009.  Excluding the effect of the deferred compensation costs described above, operating margin would have been 26.1% for fourth quarter 2010 as compared to 23.3% for fourth quarter 2009.

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Financial Services Segment Account Statistics:

The following table summarizes changes in registered accounts and subaccounts serviced during the three months ended December 31, 2010 (in millions):

Registered Accounts
Balance at September 30, 2010	103.0
New client conversions	0.2
Subaccounting conversions	(3.3)
Organic decline	(0.5)
Balance at December 31, 2010	99.4

Subaccounts
Balance at September 30, 2010	12.9
New client conversions	0.6
Conversions from DST's registered accounts	0.3
Organic growth	0.5
Balance at December 31, 2010	14.3

Total mutual fund shareowner accounts serviced at December 31, 2010 decreased by 2.2 million accounts or 1.9% from September 30, 2010 to 113.7 million accounts, and decreased 7.4 million accounts or 6.1% from December 31, 2009.  Registered accounts decreased 3.6 million or 3.5% and subaccounts increased 1.4 million or 10.9% from September 30, 2010.  For the year ended December 31, 2010, registered accounts decreased 10.5 million accounts or 9.6% and subaccounts increased 3.1 million accounts or 27.7%.  Tax-advantaged accounts were 44.6 million at December 31, 2010, a decrease of 1.1 million accounts or 2.4% as compared to September 30, 2010 and a decrease of 1.7 million accounts or 3.7% as compared to December 31, 2009.  The decrease in tax-advantaged accounts during the quarter is primarily attributable to a DST client’s loss of a state’s Section 529 program to a competitor who is not a DST client.  Tax-advantaged accounts represent 44.9% of total registered accounts serviced at December 31, 2010 as compared to 42.1% at December 31, 2009.

The Company received new client commitments of 200,000 registered accounts that are expected to convert in second quarter 2011.  When combined with previously announced client commitments, the Company expects approximately 300,000 registered accounts to convert in 2011.

As previously announced, an existing subaccounting client with approximately 600,000 subaccounts intends to terminate its processing contract in connection with a corporate merger and convert to a non-DST subaccounting platform in first quarter 2011.

Projections of registered accounts converting to subaccounts are based on information obtained from DST’s clients and are subject to change.  Based on information provided by its clients, the Company currently expects the subaccounting trend to continue in 2011 and conversions of registered accounts to subaccounts in 2011 are expected to approximate the levels experienced in 2010.  The Company’s current outlook for 2011 includes the expectation that a client managing a single state Section 529 plan will permit a single brokerage firm to subaccount approximately 800,000 registered Section 529 plan accounts.  The actual number of accounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors.  Actual results could differ from the Company’s estimates.

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The following table summarizes changes in defined contribution participants serviced during the three months ended December 31, 2010 (in millions):

Defined Contribution Participants
Balance at September 30, 2010	3.9
New client conversions	0.5
Organic growth	0.1
Balance at December 31, 2010	4.5

Defined contribution (“DC”) participants were 4.5 million at December 31, 2010, an increase of 600,000 participants or 15.4% from September 30, 2010 and an increase of 300,000 participants or 7.1% from December 31, 2009.  New client conversions accounted for the increase from September 30, 2010.  The Company has previously reported new client commitments that will convert approximately 1.4 million new participants from 2011 through 2013, including 600,000 in the second half of 2011.

Pharmacy claims paid by Argus during fourth quarter 2010 were 95.7 million, a decrease of 1.2 million claims or 1.2% from the prior year quarter.

DST Health Solutions covered lives were 22.9 million at December 31, 2010, a decrease of 100,000 covered lives or 0.4% as compared to September 30, 2010 and a decrease of 600,000 covered lives or 2.6% as compared to December 31, 2009.

Active AWD workstations during fourth quarter 2010 were 195,900, an increase of 700 workstations or 0.4% from September 30, 2010 and 2,400 workstations or 1.2% from December 31, 2009.

Output Solutions Segment

Excluding revenues resulting from the consolidation of dsicmm, Output Solutions Segment operating revenues (excluding out-of-pocket reimbursements) for fourth quarter 2010 were $107.2 million, a decrease of $10.3 million or 8.8% compared to fourth quarter 2009.  On this basis, out-of-pocket reimbursements decreased $2.1 million or 1.5% in fourth quarter 2010 to $137.9 million.

Excluding operating volume information for dsicmm, images produced during fourth quarter 2010 were 2.4 billion, a decrease of 900 million images or 27.3% as compared to fourth quarter 2009.  The decline in images produced was primarily attributable to the previously mentioned loss of a telecommunications client and from lower images from existing clients, partially offset by images from new clients.  Items mailed during fourth quarter 2010 were 547.0 million, a decrease of 49.7 million or 8.3% as compared to the same period in 2009.  The decrease in items mailed was primarily the result of the client loss mentioned above, partially offset by volumes from new clients.  Revenue per unit (items mailed and images produced) declined during the quarter attributable to higher relative volumes from clients with lower unit pricing.  The Company currently anticipates this trend to continue for the next few quarters.

Output Solutions received a new client commitment in North America representing, when fully transitioned, approximately 98 million of aggregate packages annually, based on current volume levels.  Production for this new client is expected to begin in third quarter 2011.  Full conversion of all applications for this client is expected to be completed by the end of first quarter 2012.

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Excluding costs and expenses resulting from the consolidation of dsicmm, Output Solutions costs and expenses for fourth quarter 2010 were $231.8 million, a decrease of $11.2 million or 4.6% from the same period in 2009.  Excluding reimbursable operating costs of $137.9 million in fourth quarter 2010 and $140.0 million in fourth quarter 2009, costs and expenses decreased $9.1 million or 8.8% to $93.9 million, reflecting lower material costs and reductions in staffing levels.

Excluding depreciation and amortization resulting from the consolidation of dsicmm, Output Solutions depreciation and amortization expense for fourth quarter 2010 was $10.6 million, a decrease of $1.3 million or 10.9% primarily due to lower levels of capital expenditures.

Excluding an operating loss resulting from the consolidation of dsicmm, Output Solutions recorded income from operations for fourth quarter 2010 of $2.7 million, an increase of $100,000 or 3.8% as compared to fourth quarter 2009.  On this basis, operating margin for fourth quarter 2010 was 2.5% as compared to 2.2% for fourth quarter 2009.

Excluding EBITDA of dsicmm resulting from the consolidation of dsicmm, Output Solutions EBITDA was $13.3 million, a decrease from 2009 of $1.2 million or 8.3%, primarily attributable to lower operating revenue.

Total revenues from dsicmm during fourth quarter 2010 were $37.3 million comprised of $27.4 million of operating revenues and $9.9 million of out-of-pocket reimbursement revenue.  The Company will begin including dsicmm operating volume information (images produced and items mailed) in its Output Solutions Segment operating volume statistics beginning with first quarter 2011.  Costs and expenses of dsicmm during the quarter were $37.5 million including integration expenses and certain one-time charges.  Excluding reimbursable operating costs of $9.9 million in fourth quarter 2010, costs and expenses for dsicmm were $27.6 million in fourth quarter 2010.  Depreciation and amortization expense of dsicmm was $2.0 million (including approximately $600,000 of intangible asset amortization) during fourth quarter 2010.  Amortization of intangible assets acquired from dsicmm is estimated to be approximately $2.4 million annually.  dsicmm incurred an operating loss of approximately $2.2 million (including approximately $600,000 of intangible asset amortization expense) in fourth quarter 2010.

Investments and Other Segment

Investments and Other Segment operating revenues decreased $600,000 or 4.2% to $13.8 million for fourth quarter 2010 as compared to fourth quarter 2009.  Income from operations decreased $1.3 million to $1.7 million, from lower operating revenues and impairments of certain real estate assets not used in the Company’s operations in fourth quarter 2010.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates (in millions):

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	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
BFDS	$3.1	$3.1	$14.8	$12.1
IFDS	7.0	5.1	22.1	15.6
Other	(0.7)	0.6	(0.5)	5.1
	$9.4	$8.8	$36.4	$32.8

DST’s equity in BFDS earnings for fourth quarter 2010 was $3.1 million, essentially unchanged as compared to fourth quarter 2009.  Lower occupancy costs and processing costs from improvements in operations were offset by lower levels of accounts serviced.  Average daily client cash balances invested by BFDS were $1.2 billion during fourth quarter 2010 compared to $950 million during fourth quarter 2009 from higher levels of transaction activity.  Average interest rates earned on the balances increased from 0.12% in fourth quarter 2009 to 0.19% in fourth quarter 2010.

DST’s equity in IFDS earnings for fourth quarter 2010 increased $1.9 million as compared to fourth quarter 2009.  The increase resulted from higher levels of shareowner accounts serviced at IFDS U.K. from both new and existing clients and improvements in operations and higher earnings from unconsolidated affiliates of IFDS.  Shareowner accounts serviced by IFDS U.K. were 7.1 million at December 31, 2010, an increase of 100,000 from September 30, 2010 and an increase of 500,000 accounts from December 31, 2009.  Shareowner accounts serviced by IFDS Canada were 10.7 million at December 31, 2010, unchanged from September 30, 2010 and an increase of 500,000 accounts from December 31, 2009.

Other income, net

Other income, net during fourth quarter 2010 increased $2.6 million over fourth quarter 2009.  The increase in other income is attributable to an increase in unrealized appreciation on trading securities in fourth quarter 2010 as compared to 2009 (the effect of which is offset in costs and expenses in the Financial Services Segment) and from lower accounts receivable program costs which were included in interest expense beginning January 1, 2010.

Interest expense

Interest expense was $12.4 million for fourth quarter 2010, an increase of $3.8 million from fourth quarter 2009.  The increase is attributable to higher weighted average interest rates from the Company’s syndicated revolving credit facility which was renewed on April 16, 2010 and the privately placed senior notes issued in August 2010, and the recording of accounts receivable securitization program costs as interest expense beginning January 1, 2010, partially offset by lower weighted average amounts outstanding.

Income taxes

The Company’s tax rate was 35.7% for fourth quarter 2010, a decrease of 0.8% from fourth quarter 2009.  The Company expects its tax rate to be 36.0% in 2011, but this rate will likely vary on a quarterly basis depending on the timing of estimated 2011 sources of taxable income (e.g. domestic consolidated, international, and/or joint venture).

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Accounting Standards

Earnings Per Share Proposed Accounting Standard

In August 2008, the FASB issued a revised exposure draft, that would amend current earnings per share accounting guidance to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares.  The final statement has yet to be issued.  In April 2009, the FASB decided to pause the earnings per share project.  DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the incremental shares to be issued from the assumed conversion of the convertible debentures in calculating diluted earnings per share.  The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures.  The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock.  Under this “if converted” method, GAAP diluted earnings per share would have been $1.92 and $1.06 (versus GAAP reported earnings of $2.00 and $1.18) for the three months ended December 31, 2010 and 2009, respectively, and $5.95 and $4.15 (versus GAAP reported earnings of $6.73 and $4.84) for the year ended December 31, 2010 and 2009, respectively.  The above information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (e.g., treasury stock method considerations) discussed in the exposure draft.  DST is continuing to monitor the FASB’s progress towards finalizing this proposed accounting standard.

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

* * * * *
The information and comments in this press release may include forward-looking statements respecting DST and its businesses.  Such information and comments are based on DST’s views as of today, and actual actions or results could differ.  There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST’s periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events.

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DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Operating revenues	$424.9	$399.7	$1,713.6	$1,595.4
Out-of-pocket reimbursements	155.8	151.6	614.9	622.5

Total revenues	580.7	551.3	2,328.5	2,217.9

Costs and expenses	485.1	445.9	1,848.5	1,813.2
Depreciation and amortization	36.0	36.6	135.4	130.4

Income from operations	59.6	68.8	344.6	274.3

Interest expense	(12.4)	(13.3)	(46.1)	(42.2)
Other income, net	73.9	24.5	141.7	85.1
Equity in earnings of unconsolidated affiliates	9.4	13.3	36.4	37.3

Income before income taxes
and non-controlling interest	130.5	93.3	476.6	354.5
Income taxes	38.1	34.5	159.1	112.9

Net income	92.4	58.8	317.5	241.6
Net loss attributable to non-controlling interest	0.9		1.0

Net income attributable to DST Systems, Inc.	$93.3	$58.8	$318.5	$241.6

Average common shares outstanding	46.2	49.4	46.9	49.6
Average diluted shares outstanding	46.7	49.8	47.3	50.0

Basic earnings per share	$2.02	$1.19	$6.78	$4.87
Diluted earnings per share	$2.00	$1.18	$6.73	$4.84

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DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues
Financial Services
Operating	$292.7	$283.5	$1,156.7	$1,115.2
OOP reimbursements	9.4	12.7	44.6	54.3
	$302.1	$296.2	$1,201.3	$1,169.5

Output Solutions
Operating	$134.6	$117.5	$564.1	$482.3
OOP reimbursements	147.8	140.0	575.8	571.5
	$282.4	$257.5	$1,139.9	$1,053.8

Investments and Other
Operating	$13.8	$14.4	$57.8	$59.4
OOP reimbursements	0.1	0.3	0.4	0.7
	$13.9	$14.7	$58.2	$60.1

Eliminations
Operating	$(16.2)	$(15.7)	$(65.0)	$(61.5)
OOP reimbursements	(1.5)	(1.4)	(5.9)	(4.0)
	$(17.7)	$(17.1)	$(70.9)	$(65.5)

Total Revenues
Operating	$424.9	$399.7	$1,713.6	$1,595.4
OOP reimbursements	155.8	151.6	614.9	622.5
	$580.7	$551.3	$2,328.5	$2,217.9

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DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Income (loss) from operations
Financial Services	$71.0	$65.1	$273.6	$248.6
Output Solutions	(0.8)	2.6	78.8	22.7
Investments and Other	(8.5)	3.0	0.1	10.7
Elimination Adjustments	(2.1)	(1.9)	(7.9)	(7.7)
	$59.6	$68.8	$344.6	$274.3

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	December 31,	December 31,
Selected Balance Sheet Information	2010	2009

Cash and cash equivalents	$140	$106
Debt	1,209	1,222	*

* Does not include $125.0 million from the accounts receivable securitization program, which was not treated as debt at December 31, 2009, but was required to be treated as debt on January 1, 2010.

	Year Ended December 31,
Capital Expenditures, by Segment	2010	2009

Financial Services	$53	$60
Output Solutions	18	43
Investments and Other	10	15

FOR IMMEDIATE RELEASE – February 7, 2011	Page 14

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following items, which occurred during the quarter ended December 31, 2010, have been treated as non-GAAP adjustments:

•
Termination benefit expenses of $3.5 million associated with reductions in workforce in the Financial Services Segment ($2.2 million) and the Output Solutions Segment ($1.3 million), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $1.3 million.

•
Expenses and net gains related to securities and other investments.  Expenses were associated with a charitable donation of marketable securities in the amount of $10.2 million by the Investments and Other Segment, which was included in costs and expenses.  The $27.1 million of net gains on securities and other investments, which were included in other income, net, for the fourth quarter 2010 was comprised of net realized gains from dispositions of available-for-sale securities of $25.2 million and net gains on private equity funds and other investments of $2.5 million, partially offset by other than temporary impairments on available-for-sale securities of $600,000.  The aggregate income tax expense associated with the expenses and net gains was approximately $2.7 million.

•
Dividend income from a private equity investment of $46.5 million, which was included in other income, net.  The gross amount of the dividend was $49.5 million, but approximately $3.0 million of the dividend was applied to the Company’s cost basis investment.  Approximately 50% of the dividend was estimated to qualify for the dividends received deduction.  The income tax expense associated with this dividend was approximately $11.7 million.

•
Net loss, in the amount of $5.4 million, associated with the repurchase of senior convertible debentures, which was included in other income, net.  The income tax benefit associated with this net loss was approximately $2.1 million.

In addition to the items that occurred in the quarter ended December 31, 2010 as described above, the following items, which occurred during the nine months ended September 30, 2010, have been previously reported as non-GAAP adjustments:

•
Contract termination payment net of certain other costs resulting from the termination of a Financial Services subaccounting client, in the amount of $7.5 million.  The net contract termination gain was comprised of operating revenues of $9.1 million, partially offset by certain other costs of $1.6 million that were included in costs and expenses.  The aggregate income tax expense associated with this net contract termination gain was approximately $2.9 million.

FOR IMMEDIATE RELEASE – February 7, 2011	Page 15

•
Contract termination payment resulting from the termination of an Output Solutions client, in the amount of $1.3 million, included in operating revenues.  The aggregate income tax expense associated with this contract termination gain was approximately $500,000.

•
Contract termination payment, net of termination benefit expenses and asset impairment charges resulting from the termination of an Output Solutions telecommunications client, in the amount of $58.4 million.  The net contract termination gain was comprised of operating revenues of $63.0 million, partially offset by termination benefit expenses of $1.5 million that were included in costs and expenses and asset impairment charges of $3.1 million which are included in depreciation and amortization expense.  The aggregate income tax expense associated with this net contract termination gain was approximately $22.8 million.

•
Termination benefit expenses of $17.4 million associated with reductions in workforce in the Financial Services Segment ($12.1 million) and the Output Solutions Segment ($5.3 million), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $6.9 million.

•
Other net gain, in the amount of $43.7 million, associated with gains (losses) related to securities and other investments, which were included in other income, net.  The income tax expense associated with this net gain was approximately $17.0 million.  The $43.7 million of net gain on securities and other investments for the nine months ended September 30, 2010 was comprised of net realized gains from sales of available-for-sale securities of $41.8 million and net gains on private equity funds and other investments of $2.6 million, partially offset by other than temporary impairments on available-for-sale securities of $700,000.

•
Dividend from a private equity investment of $8.3 million, which was included in other income, net.  A portion of the dividend was estimated to qualify for the dividends received deduction.  The income tax expense associated with this dividend was approximately $1.0 million.

•
Net loss, in the amount of $1.0 million, associated with the repurchase of senior convertible debentures, which was included in other income, net.  The income tax benefit associated with this net loss was approximately $300,000.

•
An income tax benefit of approximately $2.3 million related to the release of a valuation allowance previously established on deferred income tax assets of DST Output Limited (U.K.) resulting from the acquisition of dsicmm Group.  Innovative Output Solutions Limited (“IOS”) was the beneficiary of this income tax benefit, and accordingly DST’s share of the benefit was 70.5% or $1.6 million.  The remaining portion of the income tax benefit (29.5% or $700,000) was attributed to the non-controlling interest.

The following items, which occurred during the quarter ended December 31, 2009, have been treated as non-GAAP adjustments:

•
Interest expense, in the amount of $4.7 million, associated with financing costs from the convertible senior debenture exchange transactions completed in October and November 2009.  The income tax benefit associated with these financing costs was approximately $1.9 million.

•	Other net gain, in the amount of $21.4 million, associated with gains (losses) related to securities and other investments, which were included in other income, net. The income tax expense

FOR IMMEDIATE RELEASE – February 7, 2011	Page 16

associated with this net gain was approximately $8.3 million. The $21.4 million of net gain on securities and other investments for fourth quarter 2009 was comprised of net realized gains from sales of available-for-sale securities of $20.4 million and net gains on private equity funds and other investments of $1.5 million, and other than temporary impairments on available-for-sale securities and other investments of $500,000.

•
Increased equity in earnings of unconsolidated affiliates, in the amount of $4.5 million, associated with a gain on the change in equity interest of a subsidiary investment held by IFDS, L.P.  The income tax expense associated with this gain was approximately $1.8 million.  During fourth quarter 2009, an equity method investment held by IFDS, L.P. was consolidated requiring the existing equity interest held by IFDS, L.P. to be remeasured to fair value.  This remeasurement to fair value resulted in a $9.0 million gain being recorded by IFDS, L.P.

In addition to the items that occurred in the quarter ended December 31, 2009 as described above, the following items, which occurred during the nine months ended September 30, 2009, have been previously reported as non-GAAP adjustments:

•
Gain on equity interest in Argus Health Systems, Inc. (“Argus”), in the amount of $41.7 million, included in other income, net associated with DST’s purchase of the remaining 50% interest of Argus on March 31, 2009 for $57.0 million in cash.  As required by generally accepted accounting principles, the Company adopted the new business combinations accounting guidance on January 1, 2009.  In accordance with the guidance, the acquisition of the remaining 50% of Argus was treated as a step acquisition.  Accordingly, DST remeasured its previously held equity interest in Argus to fair value and recorded a $41.7 million gain.  In addition, the Company recorded an income tax benefit associated with this transaction of approximately $900,000 related to the elimination of deferred tax liabilities previously established for equity in earnings of Argus.  In accordance with authoritative income tax accounting guidance, no income taxes were recorded on the $41.7 million gain on equity interest in Argus.

•
Other net loss, in the amount of $4.2 million, associated with gains (losses) related to securities and other investments, which were included in other income, net.  The income tax benefit associated with this net loss was approximately $1.4 million.  The $4.2 million of net loss on securities and other investments for the nine months ended September 30, 2009 was comprised of net realized gains from sales of available-for-sale securities of $25.9 million, net losses on private equity funds and other investments of $3.3 million and other than temporary impairments on available-for-sale securities of $26.8 million.

•
Gain in the amount of $5.9 million, associated with the repurchase of senior convertible debentures, which was included in other income, net.  The income tax expense associated with this gain was approximately $2.2 million.

•
An income tax benefit of approximately $5.7 million resulting from a reduction in income tax related liabilities principally associated with the completion of an IRS examination in February 2009 for the tax years ended December 31, 2002 through 2005.

FOR IMMEDIATE RELEASE – February 7, 2011	Page 17

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Three Months Ended December 31,
(Unaudited - in millions, except per share amounts)

	2010
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$59.6	$130.5	$92.4	$93.3	$2.00

Adjusted to remove:

Included in operating income:

Termination benefit expenses - Financial Services	2.2	2.2	1.4	1.4	0.03
Termination benefit expenses - Output Solutions	1.3	1.3	0.8	0.8	0.02

Included in oper. income and non-oper. income:

Net gain on the disposition of
securities and other investments	10.2	(16.9)	(14.2)	(14.2)	(0.30)

Included in non-operating income:

Dividend from a private equity investment		(46.5)	(34.8)	(34.8)	(0.75)
Net loss on repurchase of convertible debentures		5.4	3.3	3.3	0.07

Adjusted Non-GAAP income	$73.3	$76.0	$48.9	$49.8	$1.07

	2009
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$68.8	$93.3	$58.8	$58.8	$1.18

Adjusted to remove:

Included in non-operating income:

Financing costs associated with the convertible
debenture exchange transactions		4.7	2.8	2.8	0.05
Net gain on securities and other investments		(21.4)	(13.1)	(13.1)	(0.26)
Gain on change in equity interest of a subsidiary
investment held by an unconsolidated affiliate		(4.5)	(2.7)	(2.7)	(0.05)

Adjusted Non-GAAP income	$68.8	$72.1	$45.8	$45.8	$0.92

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

*	DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (taking into account the loss attributable to non-controlling interest).

FOR IMMEDIATE RELEASE – February 7, 2011	Page 18

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Year Ended December 31,
(Unaudited - in millions, except per share amounts)

	2010
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$344.6	$476.6	$317.5	$318.5	$6.73

Adjusted to remove:

Included in operating income:

Contract termination payment, net - Financial Serv.	(7.5)	(7.5)	(4.6)	(4.6)	(0.10)
Contract termination payment, net - Output Sol.	(59.7)	(59.7)	(36.4)	(36.4)	(0.77)
Termination benefit expenses - Financial Services	14.3	14.3	8.7	8.7	0.18
Termination benefit expenses - Output Solutions	6.6	6.6	4.0	4.0	0.09

Included in oper. income and non-oper. income:

Net gain on the disposition of
securities and other investments	10.2	(60.6)	(40.9)	(40.9)	(0.87)

Included in non-operating income:

Dividend from a private equity investment		(54.7)	(42.1)	(42.1)	(0.89)
Net loss on repurchase of convertible debentures		6.4	4.0	4.0	0.09
Release of an int'l income tax valuation allowance			(2.3)	(1.6)	(0.03)

Adjusted Non-GAAP income	$308.5	$321.4	$207.9	$209.6	$4.43

	2009
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$274.3	$354.5	$241.6	$241.6	$4.84

Adjusted to remove:

Included in non-operating income:

Financing costs associated with the convertible
debenture exchange transactions		4.7	2.8	2.8	0.05
Gain on equity interest in Argus Health Systems		(41.7)	(42.6)	(42.6)	(0.85)
Net gains on securities and other investments		(17.2)	(10.3)	(10.3)	(0.21)
Gain on repurchase of convertible debentures		(5.9)	(3.7)	(3.7)	(0.07)
Gain on change in equity interest of a subsidiary
investment held by an unconsolidated affiliate		(4.5)	(2.7)	(2.7)	(0.05)
Reduction in income tax related liabilities			(5.7)	(5.7)	(0.12)

Adjusted Non-GAAP income	$274.3	$289.9	$179.4	$179.4	$3.59

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

*	DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (taking into account the loss attributable to non-controlling interest).

FOR IMMEDIATE RELEASE – February 7, 2011	Page 19

DST SYSTEMS, INC.
RECONCILATION OF INCOME FROM OPERATIONS TO EBITDA
OUTPUT SOLUTIONS SEGMENT
(Unaudited - in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Reported GAAP income from operations	$(0.8)	$2.6	$78.8	$22.7

Adjusted to remove:

Depreciation and amortization	12.6	11.9	47.8	41.5

EBITDA, before non-GAAP items	11.8	14.5	126.6	64.2

Adjusted to remove:

Contract termination payment, net of expenses *			(62.8)
Termination benefit expenses	1.3		6.6

EBITDA, after non-GAAP items	$13.1	$14.5	$70.4	$64.2

*	The year ended December 31, 2010 excludes non-GAAP asset impairment charges of $3.1 million.

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.